Exhibit 99.1

RICHFIELD OIL & GAS COMPANY ACQUIRES ADDITIONAL ACREAGE IN CENTRAL UTAH

SALT LAKE CITY, July 18, 2013 /PRNewswire/ -- Richfield Oil & Gas Company (OTCQX: ROIL) ("Richfield" or the "Company") has recently acquired approximately 4,800 net acres of oil & gas leaseholds in central Utah, further strengthening our exploratory land position in our high impact Overthrust and Independence projects. Since March 15, 2013, the Company has increased its net land position by 32% in the Central Utah Overthrust Project from 10,562 acres to 15,375 acres.

The Company owns an 89.5% working interest in the deeper Jurassic Navajo and Mississippian objectives and a 44.25% working interest in the shallow Cretaceous zones in approximately 11,500 net acres in the HUOP Freedom Trend Prospect along the Gunnison Thrust in central Utah. Extensive science, including gravity, multi-spectral satellite geochem and reprocessed and proprietary seismic has been used to identify several significant prospects within Richfield’s acreage. The work has been vetted by Utah Overthrust expert, Floyd Moulton, who has noted key similarities between Richfield’s HUOP Freedom Trend acreage and the highly prized Wolverine Gas & Oil/Occidental Petroleum’s Providence and Covenant fields, 35 miles and 55 miles, respectively, to the south along the same Gunnison Thrust.

Douglas C. Hewitt, Sr., Chief Executive Officer of Richfield, stated, "We are working diligently to enhance Richfield's valuable exploratory oil & gas leasehold position within the Central Utah Overthrust Belt. We are doing this in anticipation of increased activities and third party planned operations. We believe that these recent lease acquisitions will substantially enhance the Company's asset values and provide the critical acreage to attract joint venture industry partners to assist in the development of these world class prospects.”

About Richfield Oil & Gas Company

Richfield is an independent exploration and production company headquartered in Salt Lake City, Utah with substantially all of its current producing assets located in Kansas, with potential high impact leases in Utah, and Wyoming. Founded in April 2011 by seasoned industry executives, Richfield is dedicated to exploiting its asset base, and to growing organically through the exploitation and development of its existing field inventory by the use of drilling, workover, recompletion and other lower-risk development projects, in order to increase proved reserves and production. In addition, the Company seeks to acquire assets within its areas of focus. Such transactions are primarily on a negotiated basis, utilizing proprietary industry relationships. The Company evaluates potential acquisitions by analyzing geological information to identify upside potential.

Please visit www.richfieldoilandgas.com for additional information.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding Richfield's acreage in Uinta County, Wyoming. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the risks as identified in our annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Investor Relations Contact Information:

RedChip Companies, Inc.

Mike Bowdoin, Vice President of Sales

mike@redchip.com

(800) 733-2447, ext. 110

Source: Richfield Oil & Gas Company